ERNST & YOUNG
Ernst & Young LLP
5 Times Square
New York, New York 10036-6530
Phone: (212) 773-3000
www.ey.com
Report of Independent Certified Public Accountants
To Clarion Partners, LLC

We have examined management's assertion, included in the accompanying report titled
Report of Management, that Clarion Partners, LLC (the "Company") complied with the servicing standards identified in Exhibit A to the Report of Management (the "specified minimum servicing standards") as set forth in the Mortgage Bankers Association of
America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and
for the year ended December 31, 2004. Management is responsible for the Company's compliance with those specified minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American
Institute of Certified Pub lic Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the specified minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned specified minimum servicing standards as of and for the year ended
December 31, 2004, is fairly stated in all material respects.

Ernst & Young LLP

March 14, 2005

A Member Practice of Ernst & Young Global